Exhibit 99.1

Cascade Microtech Reports Second Quarter 2005 Results

Quarterly revenues of $18.3 million, Up 21% over the prior year and EPS of $0.19, including settlement income of $0.05

PORTLAND, Ore.—(BUSINESS WIRE)—July 26, 2005—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the second quarter ended June 30, 2005.

Highlights for the second quarter include:

•                  Revenues of $18.3 million, up 21% year over year

•                  Book to bill for the quarter exceeded one in both divisions

•                  EPS of $0.19 per diluted share, including settlement income of $0.05, compared to $0.15 for the second quarter of 2004

•                  Cash and investments up to $49.7 million

“We are pleased to report solid revenue and earnings for our second quarter of 2005,” said Eric Strid, CEO of Cascade Microtech. “The Engineering Products Division had year over year revenue growth of 15% and our Production Probe Division achieved a year over year growth of 83%. We built backlog in both divisions with a book to bill in excess of one.”

Revenue for the second quarter was $18.3 million, an increase of 21% over $15.1 million in the second quarter of the prior year. Net income for the second quarter was $2.2 million and diluted earnings per share were $0.19, compared to net income of $1.2 million and diluted earnings per share of $0.15 for the second quarter of 2004. Net income for the second quarter of 2005 includes settlement income of $0.05.

Gross margin for the second quarter increased to 47.2% from 43.3% in the second quarter of 2004 but, as expected, declined from 49.1% in the first quarter of 2005.

At June 30, 2005, the Company had cash and investments of $49.7 million.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that third quarter 2005 revenues will be in the range of $17.8 million to $19.0 million compared to $17.1 million in the third quarter of 2004 and that diluted earnings per share will be in the range of $0.14 to $0.19 on 11.8 million shares compared to $0.17 on 8.3 million shares in the third quarter of 2004.

About Cascade Microtech

Cascade Microtech, Inc. (Nasdaq: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions who need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more. Cascade Microtech’s highly reliable production wafer test solutions provide the semiconductor industry with leading-edge probe cards that reduce manufacturing costs of complex semiconductors. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue and diluted earnings per share in the third quarter of 2005 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on July 26, 2005 to discuss its results for the second quarter ended June 30, 2005.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 79099625; International: 617-801-688.)

Contact:	Cascade Microtech, Inc.
Steven Sipowicz, Chief Financial Officer, 503 601-1000
Gale Napier, Investor relations, 503 601-1000

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands except for per share data)

	Three Months Ended June 30,		Year to Date Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Sales	$18,311	$15,120	$36,972	$28,954

Cost of sales	9,651	8,553	19,141	16,488
Deferred stock compensation	10	20	22	39

Gross profit	8,650	6,547	17,809	12,427

Operating expenses:
Research and development	1,665	1,269	3,304	2,658
Selling, general and administrative	5,161	4,188	9,760	7,975
Deferred stock compensation	15	69	44	170

Total operating expenses	6,841	5,526	13,108	10,803

Income from operations	1,809	1,021	4,701	1,624

Other income (expense):
Interest income	258	20	470	46
Interest expense	(0)	(122)	(16)	(254)
Other, net	766	22	790	194

Total other income (expense)	1,024	(80)	1,244	(14)

Income before income taxes	2,833	941	5,945	1,610

Provision for income taxes	602	(298)	1,219	(2)

Net income	2,231	1,239	4,726	1,612

Accretion of redeemable stock	—	37	—	75

Net income attributed to common shareholders	$2,231	$1,202	$4,726	$1,537

Net income per share:
Basic	$0.20	$0.23	$0.43	$0.30
Diluted	$0.19	$0.15	$0.40	$0.19

Shares used in computing net income per share:
Basic	10,916	5,182	10,890	5,160
Diluted	11,715	8,289	11,682	8,274

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2005 and December 31, 2004

(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)	(unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$46,650	$43,747
Accounts receivable, net	14,516	13,640
Inventories	10,864	10,180
Prepaid expenses and other	1,983	1,579
Deferred income taxes	1,717	1,552

Total current assets	75,730	70,698

Long-term investments	3,090	2,779
Fixed assets, net	3,677	4,008
Deferred income tax	222	65
Other assets	1,585	1,466

	$84,304	$79,016

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt and capital leases	$8	$21
Accounts payable	4,189	3,951
Deferred revenue	380	579
Accrued liabilities	2,359	2,609

Total current liabilities	6,936	7,160

Long-term debt and capital leases	5	14
Deferred revenue	314	282
Other long-term liabilities	1,206	1,372

Total liabilities	8,461	8,828

Stockholders’ equity:

Common stock	56,389	55,511
Deferred stock-based compensation	(229)	(310)
Unrealized holding gain (loss) on investments	(47)	(17)
Retained earnings	19,730	15,004

Total stockholders’ equity	75,843	70,188

	$84,304	$79,016